NEWS RELEASE

April 30, 2020

NCR Announces First Quarter 2020 Results

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended March 31, 2020. First quarter and other recent highlights include:

•	Revenue of $1.50 billion, down 2% as reported and down 1% constant currency

•	Recurring revenue up 6% as reported and up 7% constant currency

•	GAAP diluted EPS of $0.13; Non-GAAP diluted EPS of $0.31

•	Cash and cash equivalents of $1.2 billion as of March 31, 2020; Issued $400 million senior unsecured notes on April 13, 2020

•	Improved liquidity and financial flexibility

•	Business impacted by COVID-19 and Nashville Global Fulfillment Center outage

“We had a solid start to 2020, until our business was challenged by tornadoes that damaged our Nashville Global Fulfillment Center in early March and by the COVID-19 pandemic,” said Michael Hayford, President and Chief Executive Officer. “We are executing a plan to manage our business through the pandemic, while prioritizing the health and safety of our employees and customers. We have taken multiple proactive steps to improve our liquidity and increase our financial flexibility. Over our 136-year history, we have persevered through many challenging times, and we believe the actions we have taken recently will allow us to manage through this volatile period while positioning us to capitalize on the market opportunities when we return to a more normal operating environment. We remain confident in our long-term strategy.”

In this release, we use certain non-GAAP measures, including presenting certain measures on a constant currency basis. These non-GAAP measures include "free cash flow" and others with the words “non-GAAP," or "constant currency" in their titles. These non-GAAP measures are listed, described, and reconciled to their most directly comparable GAAP measures under the heading "Non-GAAP Financial Measures" later in this release.

First Quarter 2020 Operating Results

Revenue
First quarter revenue of $1,503 million was down 2% year-over-year. Foreign currency fluctuations had an unfavorable impact on the revenue comparison of 1%. We estimate the combination of the Nashville Global Fulfillment Center outage and COVID-19 negatively impacted first quarter revenue by approximately $75 - $80 million and was primarily impacted in hardware and attached software. The following table shows revenue for the first quarter:

$ in millions	Q1 2020	Q1 2019	% Increase (Decrease)	% Increase (Decrease) Constant Currency
Banking	$763	$758	1%	3%
Retail	472	511	(8%)	(7%)
Hospitality	169	193	(12%)	(12%)
Other	99	74	34%	34%
Total Revenue	$1,503	$1,536	(2%)	(1%)

Software	$474	$467	1%	3%
Services	636	585	9%	10%
Hardware	393	484	(19%)	(18%)
ATM	218	236	(8%)	(5%)
SCO/POS	175	248	(29%)	(29%)
Total Revenue	$1,503	$1,536	(2%)	(1%)

Recurring Revenue	$802	$759	6%	7%
Recurring Revenue %	53%	49%

Banking revenue increased 1% due to growth in software and services partially offset by an 8% decline in ATM hardware revenue. The ATM revenue decline was mainly the result of COVID-19 border closures and logistical delays. Foreign currency fluctuations had an unfavorable impact of 2% on the revenue comparison.

Retail revenue decreased 8% due to a decline in hardware revenue driven by a large customer roll-out in the prior year. Additionally, we experienced delays from the COVID-19 pandemic and the Nashville outage. This decline was partially offset by an increase in software and services revenue. Foreign currency fluctuations had an unfavorable impact of 1% on the revenue comparison.

Hospitality revenue decreased 12% mainly due to the decline in hardware revenue. This decline was largely attributable to the Nashville outage and the COVID-19 pandemic. Foreign currency fluctuations had no impact on the revenue comparison.

Gross Margin
First quarter gross margin of $397 million decreased from $411 million in the prior year period. Gross margin rate was 26.4%, down from 26.8%. First quarter gross margin (non-GAAP) of $404 million decreased from $425 million in the prior year period. Gross margin rate (non-GAAP) was 26.9%, down from 27.7%. The decreases in gross margin rate, both GAAP and non-GAAP, were driven by a decrease in hardware volume across all segments and increased investment in services, partially offset by the increase in software revenue.

Operating Expenses
First quarter operating expenses of $320 million increased from $311 million in the prior year period. First quarter operating expenses (non-GAAP) of $300 million increased from $278 million in the prior year period. The increases in operating expenses, both GAAP and non-GAAP, were primarily due to increased expenses from strategic acquisitions completed in the prior year and higher account receivable reserves, as well as increased investment in our strategic growth platforms.

Operating Income
First quarter income from operations of $77 million decreased from income from operations of $100 million in the prior year period. First quarter operating income (non-GAAP) of $104 million decreased from $147 million in the prior year period. The decreases in operating income, both GAAP and non-GAAP, were driven by impacts to gross margin and operating expenses described above.

Other Expense/Income
First quarter other expense (GAAP and non-GAAP) of $52 million decreased from $53 million in the prior year period. The decreases in other expense, both GAAP and non-GAAP, were due to a decrease in foreign currency losses, partially offset by higher interest expense.

Income Tax Expense/Benefit
First quarter income tax expense of $1 million decreased from $9 million in the prior year period. The first quarter effective income tax rate was 4.0% compared to 19.1% in the prior year period. First quarter income tax expense (non-GAAP) of $7 million decreased from $20 million in the prior year period. The first quarter effective income tax rate (non-GAAP) was 13.5% compared to 21.3% in the prior year period. The decreases in income tax expense, both GAAP and non-GAAP, were primarily driven by lower income before taxes and an increase in discrete tax benefits.

Net Income/Loss from Continuing Operations Attributable to NCR
First quarter net income from continuing operations attributable to NCR of $23 million decreased from $37 million in the prior year period. First quarter net income from continuing operations attributable to NCR (non-GAAP) of $44 million decreased from $73 million in the prior year period.

Cash Flow
First quarter cash provided by operating activities of $61 million increased from cash used in operating activities of $16 million in the prior year period. Free cash outflow was $15 million in the first quarter of 2020 as compared to free cash outflow of $87 million in the first quarter of 2019. The increases in cash provided by operating activities and free cash outflow were both driven by working capital improvements. Additionally, cash provided by operating activities and free cash outflow in the first quarter of 2020 included $25 million of insurance proceeds as an advance for the inventory loss from the Nashville Global Fulfillment Center outage.

Full Year 2020 Outlook and Impact from COVID-19

As NCR continues to closely monitor the impact of the COVID-19 pandemic, our focus has been to take care of our employees, take care of our customers and take care of our company. Given this rapidly evolving environment, as previously stated on March 31, 2020, the Company’s outlook for 2020 previously provided on February 11, 2020 has been withdrawn, and investors should no longer rely upon that guidance.

While it is difficult to project how deep the pandemic will be and how long it will last, we do expect it will negatively impact our business for the remainder of 2020. We expect our Hospitality and Retail segments to be the most impacted by the COVID-19 pandemic, but do expect our Banking segment will also experience negative impacts.

In order to build a stronger liquidity position, we have taken steps to improve working capital and are addressing certain business impacts with spending cuts. We have taken several steps to build our cash reserve to improve our financial liquidity and flexibility, and provide a cushion to help weather the impacts of the pandemic. These steps include suspending our share repurchase programs, limiting our mergers and acquisition activity, reducing salary for members of our leadership team and certain salaried employees, reducing our planned capital expenditures, eliminating most contractors, curtailing travel, and freezing merit increases and hiring. Additionally, on March 24, 2020, we drew the remaining available funds of $630 million on our five-year, $1.1 billion revolving credit facility and, on April 13, 2020, we issued $400 million senior unsecured notes. The COVID-19 pandemic is complex and rapidly evolving. The ultimate impact on our overall financial condition and operating results will depend on the currently unknowable duration and severity of the pandemic, as well as any additional governmental and public actions taken in response. There can be no assurance that the measures we have taken will offset the negative impact of COVID-19.

2020 First Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (ET) to discuss the first quarter 2020 results. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com.

Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 7971508.

More information on NCR’s Q1 2020 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail and hospitality industries. NCR is headquartered in Atlanta, Ga., with 36,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements containing the words “expect,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” “may” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements in this release include, without limitation, statements regarding NCR’s plans to manage its business through the novel strain of the coronavirus identified in late 2019 (“COVID-19”) pandemic and the health and safety of our customers and employees; business continuity plans relating to the Nashville Global Fulfillment Center in Mt. Juliet, Tennessee; the expected impact of the COVID-19 pandemic on NCR’s Banking, Retail and Hospitality segments including the impact on our customers’ businesses; expectations regarding our operating goals and actions to manage these goals; expectations regarding our cash reserve, liquidity, financial flexibility, and impact of the COVID-19 pandemic on our employee base; expectations regarding our ability to capitalize on market opportunities upon a return to a normalized operating environment; expectations regarding long-term strategy; NCR’s financial outlook (including the section entitled “Full Year 2020 Outlook and Impact from COVID-19”) and that investors should no longer rely on NCR’s previously issued 2020 guidance that has been withdrawn; expectations regarding our continued focus on our long-term fundamentals, including, but not limited to, execution of NCR's recurring revenue strategy and accelerated growth including its transformation to an as-a-Service company; NCR’s focus on strategic growth platforms; and NCR’s expected areas of focus to drive growth and create long-term stockholder value. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the impact of the COVID-19 pandemic on our workforce, operations and financial results, including the impact on our customer’s businesses; manufacturing disruptions, including those caused by or related to outsourced manufacturing or disruptions in our supply chain due to the COVID-19 pandemic; strength of demand for the products we offer or will offer in the future consistent with our strategy and its effect on our businesses; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new tax legislation across multiple jurisdictions, modified or new global or regional trade agreements, execution of the United Kingdom's exit from the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the transformation of our business and shift to increased software and services revenue, as well as recurring revenue; our ability to improve execution in our sales and services organizations; our ability to successfully introduce new solutions and compete in the technology industry; cybersecurity risks and compliance with data privacy and protection requirements; the possibility of disruptions in or problems with our data center hosting facilities; the impact of the March 2020 tornadoes in the greater Nashville area on an NCR Global Fulfillment Center in Mt. Juliet, Tennessee operated by a third party, including the sufficiency and effectiveness of our or our third-party logistics partner’s business continuity plans, the adequacy of our property damage and business interruption insurance coverage and our ability to recover under the applicable policies; defects or errors in our products; the impact of our indebtedness and its terms on our financial and operating activities; the historical seasonality of our sales; tax rates and tax legislation; foreign currency fluctuations; the success of our restructuring plans and cost reduction savings initiatives; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligations; reliance on third party suppliers; the impact of the terms of our Series A Convertible Preferred Stock; our multinational operations, including in new and emerging markets; collectability difficulties in subcontracting relationships in certain geographical markets; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; uncertainties or delays associated with the transition of key business leaders; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), Effective Income Tax Rate (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), effective income tax rate (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) NCR believes that Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) provides useful information to investors because it is an indicator of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments. NCR determines Adjusted EBITDA for a given period based on its GAAP net income from continuing operations attributable to NCR plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus other income (expense); plus pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles.

Free Cash Flow. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result is more representative of the company's period-over-period operating performance and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below.

Use of Certain Terms

Recurring revenue means revenue for products and services under contract for which revenue is recognized over time.

Reconciliation of Gross Margin (GAAP) to Gross Margin (Non-GAAP)

$ in millions	Q1 2020	Q1 2019
Gross Margin (GAAP)	$397	$411
Transformation and restructuring costs	—	8
Acquisition-related amortization of intangibles	7	6
Gross Margin (Non-GAAP)	$404	$425

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (Non-GAAP)

	Q1 2020	Q1 2019
Gross Margin Rate (GAAP)	26.4%	26.8%
Transformation and restructuring costs	—%	0.5%
Acquisition-related amortization of intangibles	0.5%	0.4%
Gross Margin Rate (Non-GAAP)	26.9%	27.7%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (Non-GAAP)

$ in millions	Q1 2020	Q1 2019
Operating Expenses (GAAP)	$320	$311
Transformation and restructuring costs	(5)	(18)
Acquisition-related amortization of intangibles	(15)	(15)
Operating Expenses (Non-GAAP)	$300	$278

Reconciliation of Income from Operations (GAAP) to Operating Income (Non-GAAP)

$ in millions	Q1 2020	Q1 2019
Income (Loss) from Operations (GAAP)	$77	$100
Transformation and restructuring costs	5	26
Acquisition-related amortization of intangibles	22	21
Operating Income (Non-GAAP)	$104	$147

Reconciliation of Income Tax (Benefit) Expense (GAAP) to Income Tax Expense (Non-GAAP)

$ in millions	Q1 2020	Q1 2019
Income Tax (Benefit) Expense (GAAP)	$1	$9
Transformation and restructuring costs	1	6
Acquisition-related amortization of intangibles	5	5
Income Tax Expense (Non-GAAP)	$7	$20

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)

$ in millions	Q1 2020	Q1 2019
Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP)	$23	$37
Transformation and restructuring costs	4	20
Acquisition-related amortization of intangibles	17	16
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$44	$73

Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (Non-GAAP)

	Q1 2020	Q1 2019
Diluted Earnings Per Share (GAAP) (1)	$0.13	$0.20
Transformation and restructuring costs	0.03	0.13
Acquisition-related amortization of intangibles	0.12	0.11
Diluted Earnings Per Share (Non-GAAP) (1)	$0.31	$0.48

(1)
Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (Non-GAAP)

$ in millions	Q1 2020	Q1 2019
Net cash provided by (used in) operating activities	$61	$(16)
Total capital expenditures	(79)	(65)
Net cash provided by (used in) discontinued operations	3	(6)
Free cash flow	$(15)	$(87)

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Constant Currency % (Non-GAAP)

	Three months ended March 31, 2020
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (Non-GAAP)
Banking	1%	(2)%	3%
Retail	(8)%	(1)%	(7)%
Hospitality	(12)%	—%	(12)%
Other	34%	—%	34%
Total Revenue	(2)%	(1)%	(1)%

	Three months ended March 31, 2020
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (Non-GAAP)
Software	1%	(2)%	3%
Services	9%	(1)%	10%
Hardware	(19)%	(1)%	(18)%
ATM	(8)%	(3)%	(5)%
SCO/POS	(29)%	—%	(29)%
Total Revenue	(2)%	(1)%	(1)%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended March 31
	Three Months
	2020	2019
Revenue
Products	$474	$539
Services	1,029	997
Total Revenue	1,503	1,536
Cost of products	391	453
Cost of services	715	672
Total gross margin	397	411
% of Revenue	26.4%	26.8%
Selling, general and administrative expenses	255	252
Research and development expenses	65	59
Income (loss) from operations	77	100
% of Revenue	5.1%	6.5%
Interest expense	(50)	(45)
Other expense, net	(2)	(8)
Total other expense, net	(52)	(53)
Income (loss) from continuing operations before income taxes	25	47
% of Revenue	1.7%	3.1%
Income tax expense (benefit)	1	9
Income (loss) from continuing operations	24	38
Loss from discontinued operations, net of tax	—	—
Net income (loss)	24	38
Net income (loss) attributable to noncontrolling interests	1	1
Net income (loss) attributable to NCR	$23	$37
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$23	$37
Dividends on convertible preferred stock	(6)	(13)
Income (loss) from continuing operations attributable to NCR common stockholders	17	24
Loss from discontinued operations, net of tax	—	—
Net income (loss) attributable to NCR common stockholders	$17	$24
Income (loss) per share attributable to NCR common stockholders:
Income (loss) per common share from continuing operations
Basic	$0.13	$0.20
Diluted (1)	$0.13	$0.20
Net income (loss) per common share
Basic	$0.13	$0.20
Diluted (1)	$0.13	$0.20
Weighted average common shares outstanding
Basic	128.0	119.3
Diluted (1)	130.5	122.2

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended March 31
	Three Months
	2020	2019	% Change	% Change Constant Currency
Revenue by segment
Banking	$763	$758	1%	3%
Retail	472	511	(8)%	(7)%
Hospitality	169	193	(12)%	(12)%
Other	99	74	34%	34%
Total Revenue	$1,503	$1,536	(2)%	(1)%
Operating income by segment
Banking	$103	$95
Banking operating income margin %	13.5%	12.5%
Retail	5	26
Retail operating income margin %	1.1%	5.1%
Hospitality	(9)	16
Hospitality operating income margin %	(5.3)%	8.3%
Other	5	10
All Other operating income margin %	5.1%	13.5%
Subtotal-segment operating income	$104	$147
Total Revenue operating income margin %	6.9%	9.6%
Other adjustments (1)	27	47
Total income from operations	$77	$100

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended March 31
	Three Months
In millions	2020	2019
Transformation and restructuring costs	$5	$26
Acquisition-related amortization of intangible assets	22	21
Total other adjustments	$27	$47

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$1,214	$509
Accounts receivable, net	1,353	1,490
Inventories	747	784
Other current assets	463	361
Total current assets	3,777	3,144
Property, plant and equipment, net	399	413
Goodwill	2,821	2,832
Intangibles, net	580	607
Operating lease assets	362	391
Prepaid pension cost	176	178
Deferred income taxes	808	821
Other assets	632	601
Total assets	$9,555	$8,987
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$304	$282
Accounts payable	790	840
Payroll and benefits liabilities	186	308
Contract liabilities	616	502
Other current liabilities	510	606
Total current liabilities	2,406	2,538
Long-term debt	4,081	3,277
Pension and indemnity plan liabilities	855	858
Postretirement and postemployment benefits liabilities	112	111
Income tax accruals	89	92
Operating lease liabilities	346	369
Other liabilities	244	240
Total liabilities	8,133	7,485
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.4 and 0.4 issued and outstanding as of March 31, 2020 and December 31, 2019, respectively; redemption amount and liquidation preference of $399 as of March 31, 2020 and December 31, 2019, respectively	395	395
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 127.3 and 127.7 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	1	1
Paid-in capital	275	312
Retained earnings	1,077	1,060
Accumulated other comprehensive loss	(329)	(269)
Total NCR stockholders' equity	1,024	1,104
Noncontrolling interests in subsidiaries	3	3
Total stockholders' equity	1,027	1,107
Total liabilities and stockholders' equity	$9,555	$8,987

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended March 31
	Three Months
	2020	2019
Operating activities
Net income	$24	$38
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	—	—
Depreciation and amortization	87	81
Stock-based compensation expense	25	23
Deferred income taxes	5	(5)
Gain on sale of property, plant and equipment	(2)	—
Impairment of other assets	1	—
Changes in assets and liabilities:
Receivables	137	21
Inventories	(48)	(68)
Current payables and accrued expenses	(183)	(192)
Contract liabilities	108	100
Employee benefit plans	(3)	(4)
Other assets and liabilities	(90)	(10)
Net cash provided by operating activities	61	(16)
Investing activities
Expenditures for property, plant and equipment	(10)	(22)
Proceeds from sales of property, plant and equipment	7	—
Additions to capitalized software	(69)	(43)
Business acquisitions, net	(26)	(6)
Net change in funds held for clients	12	17
Other investing activities, net	—	3
Net cash used in investing activities	(86)	(51)
Financing activities
Short term borrowings, net	3	7
Payments on term credit facilities	(2)	(17)
Payments on revolving credit facilities	(573)	(375)
Borrowings on revolving credit facilities	1,397	430
Debt issuance costs	(1)	—
Series A Preferred Stock Dividends	(6)	—
Repurchases of Common Stock	(41)	—
Proceeds from employee stock plans	3	4
Tax withholding payments on behalf of employees	(24)	(13)
Net change in client funds obligations	(12)	(17)
Other financing activities	(3)	—
Net cash used in financing activities	741	19
Cash flows from discontinued operations
Net cash provided by (used in) discontinued operations	3	(6)
Effect of exchange rate changes on cash and cash equivalents	(14)	1
Decrease in cash, cash equivalents, and restricted cash	705	(53)
Cash, cash equivalents and restricted cash at beginning of period	516	476
Cash, cash equivalents, and restricted cash at end of period	$1,221	$423